Exhibit 10.1

                  [Execution Copy]

CREDIT AGREEMENT

dated as of

JUNE 29, 2007

between

MEXICAN RESTAURANTS, INC., as Borrower,

and

WELLS FARGO BANK, N.A., as Lender

        {B0619138; 10}

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of June 29, 2007, by and between MEXICAN RESTAURANTS, INC., a Texas corporation (the “Borrower”), and WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo” or the “Lender”).

WHEREAS, the Borrower has requested that the Lender provide a revolving credit facility, and the Lender has indicated its willingness to lend and the LC Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, each Guarantor is a direct or indirect wholly-owned Subsidiary of the Borrower;

WHEREAS, the Borrower conducts the majority of its operations through such Guarantors, and the relationship between the Guarantors, as Subsidiaries of the Borrower, provides numerous benefits to the Guarantors, including shared purchasing strength, centralized management and other economies of scale;

WHEREAS, the Guarantors will receive the benefit of extensions of credit from the Borrower and access to its cash flow for Capital Expenditures and Permitted Acquisitions on the terms and subject to the conditions set forth herein;

WHEREAS, each Guarantor has agreed to guaranty the Obligations of the Lender and other Guarantors under the Loan Documents; and

WHEREAS, by virtue of the foregoing and after giving effect to the probable liability of each Guarantor under the Guaranty and other Loan Documents, the Borrower and each Guarantor consider that it is receiving at least fair consideration and reasonably equivalent value from the Lender for the Obligations;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I

DEFINITIONS

1.1  Definitions.

All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Acquired Person.  Any Person that is the subject of a Permitted Acquisition.

Affected Loans.  See Section 2.11(a).

Affiliate.  With reference to any Person (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agreement.  This Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented or amended or restated from time to time.

Alternate Base Rate.  The greater of (i) the rate of interest announced from time to time by Wells Fargo at its head office as its “Base Rate”, and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change.

Anti-Terrorism Order.  The Executive Order 13224 issued on September 24, 2001.

Applicable Margin.   (i) From the Closing Date to the date on which the Lender receives the financial statements satisfying the requirements of Section 6.1(b) and a certificate pursuant to Section 6.1(d) for the first full Fiscal Quarter after the Closing Date, the applicable percentage set forth below for Pricing Level II below; (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent certificate received by the Lender pursuant to Section 6.1(d) with respect to any Fiscal Quarter:

Applicable Margin
Pricing Level	Total Leverage Ratio	Commitment Fee	LIBOR Loans	Base Rate Loans	Letter of Credit Fee
I	> 1.5:1.0	0.50%	2.50%	1.00%	2.50%
II	< 1.5:1.0	0.50%	2.25%	0.75%	2.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 6.1(d) with respect to any Fiscal Quarter; provided, however, that if a certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply, in each case as of the first Business Day after the date on which such certificate was required to have been delivered.

Approved Fund.  Any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

Assignee.  See Section 10.1.

Assignment and Assumption.  An assignment and assumption entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.1(b)(ii)), in substantially the form of Exhibit D or any other form approved by the Lender.

Attributable Indebtedness.  On any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

Base Rate Loan.  Any Loan bearing interest determined with reference to the Alternate Base Rate.

Borrower.  See the Preamble.

Borrower’s Accountants.  UHY LLP, or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Lender.

Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts and  Los Angeles, California are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

Capital Expenditures.  With respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that, in calculating the amount of Capital Expenditures made by the Borrower or its Subsidiaries during any fiscal period, amounts received or receivable by the Borrower or its Subsidiaries from any landlord during such period in respect of landlord contributions, as specified in the applicable lease(s) with such landlord, shall be deducted from the amount of such Capital Expenditures.

Capitalized Leases.  All leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Cash Collateralize.  To pledge and deposit with or deliver to the Lender, for the benefit of the LC Issuer and the Lender, as collateral for the Maximum Drawing Amount, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender and the LC Issuer.

Cash Management Agreement.  Any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

Cash Management Bank.  Any Person that, at the time it enters into a Cash Management Agreement, is the Lender or an Affiliate of the Lender, in its capacity as a party to such Cash Management Agreement.

CFC.  A Person that is a controlled foreign corporation under Section 957 of the Code.

Change of Control.   An event or series of events by which:  (i)  any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons (excluding David Neirenberg and D3 Family Fund) acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 35% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors; (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof; (iii) the Borrower is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50.1% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Borrower, other than affiliates within the meaning of the Exchange Act; (iv) the Borrower transfers substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Borrower; (v) Larry N. Forehand, David Nierenberg, Michael D. Domec, Louis P. Neeb and their affiliates cease to hold at least 20% in the aggregate of the outstanding shares of common stock of the Borrower any time prior to the Maturity Date; or (vi) Curt Glowacki, President and Chief Executive Officer, and Andrew J. Dennard, Chief Financial Officer and Treasurer, shall have ceased to hold the offices, and engage in the duties and have the responsibilities thereof, in the Borrower that they hold as of the Closing Date and a successor approved by the Lender shall not have been appointed within 30 days thereafter (such approval not to be unreasonably withheld or delayed).

Closing Date.  The first date on which the conditions set forth in Section 4.1 have been satisfied.

Code.  The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral.  All of the property, rights and interests of the Borrower, its Subsidiaries and any other Person that are or are intended to be subject to the security interests and liens created by the Security Documents.

Commitment.  The maximum dollar amount of credit which the Lender has agreed to loan to the Borrower as Loans or make available to the Borrower pursuant to Letters of Credit upon the terms and subject to the conditions of this Agreement, initially $10,000,000, as the Lender’s Commitment may be modified pursuant hereto and in effect from time to time.

Commitment Fee.  See Section 2.5(a).

Commitment Increase Supplement.  See Section 2.1(a)(ii).

Consolidated EBITDA.  At any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent excluded or deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation (including, without limitation, depreciation of leasehold improvements) and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (v) Consolidated Restaurant Pre-Opening Expenses and (vi) the items identified on, and only to the extent permitted by, Schedule 1.1 hereof minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

Consolidated Fixed Charge Coverage Ratio.   At any date of determination, the ratio of (a) the total of (i) Consolidated EBITDA for the most recently completed Measurement Period, plus (ii) Consolidated Rent Expense for the most recently completed Measurement Period, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for such Measurement Period, and less (iv) the aggregate amount of all Maintenance Capital Expenditures made during such Measurement Period, to (b) the sum of (i) Consolidated Interest Charges for such Measurement Period, plus (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money during such Measurement Period (excluding, however, (y) the repayment of the Indebtedness under the Existing Credit Agreement and the Harken note on the Closing Date and (z) any payments of principal from time to time with respect to the Loans made pursuant to this Agreement), and (iii) the Consolidated Rent Expense for such Measurement Period.

Consolidated Funded Indebtedness.  As of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations secured by any mortgage, pledge, security interest or other Encumbrance on property owned or acquired by the Borrower or any Subsidiary, whether or not the obligations secured thereby shall have been assumed, (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (f) all Attributable Indebtedness, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

Consolidated Interest Charges.  For any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

Consolidated Net Income.  At any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude: (a) extraordinary gains and extraordinary losses for such Measurement Period; (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income; (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso); (d) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (e) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (f) any non-cash stock based compensation income or expense related to restricted stock or stock options; (g) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (h) the proceeds of any life insurance policy.

Consolidated Rent Expense.  For any Measurement Period, the sum of all rental obligations (payable in cash) incurred by the Borrower or any Subsidiary during such Measurement Period with respect to all real and personal property, calculated in accordance with GAAP on a Consolidated basis.

Consolidated Restaurant Pre-Opening  Expenses.  “Start-up Costs” (as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) of the Borrower related to the acquisition, opening and organizing of New Operating Units, such costs including, without limitation, the cost of feasibility studies, initial marketing costs, construction period rents, staff training, and recruiting and travel costs for employees engaged in such start-up activities.

Default.  An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Disposition or Dispose.  The sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Drawdown Date.  The Business Day on which any Loan is made or is to be made.

Exchange Act.  Securities Exchange Act of 1934, as amended.

Eligible Assignee.   Any Person that meets the requirements to be an assignee under Section 10.1(b)(i), (iii) and (iv) (subject to such consents, if any, as may be required under Section 10.1(b)(i)).

Eligible Swap Agreements.  Swap Agreements purchased by the Borrower from a Swap Bank and approved by the Lender (such approval not to be unreasonably withheld or delayed).

Encumbrances.  See Section 8.3.

Environmental Laws.  Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

Equity Interests.  With respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA.  The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate.  Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.

ERISA Event.  (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a Prohibited Acquisition with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Borrower.

Event of Default.  Any event described in Section 9.1.

Excess Cash Flow.  For any Fiscal Year of the Borrower, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) the aggregate principal amount of all principal payments, redemptions and acquisitions for value of Consolidated Funded Indebtedness actually made during such Fiscal Year to the extent permitted by this Agreement (excluding principal payments of Revolving Loans), (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries and (iv) Capital Expenditures (including Growth Capital Expenditures) actually made by the Borrower and its Subsidiaries in such Fiscal Year to the extent permitted by this Agreement.

Excluded Taxes  With respect to the Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

Existing Credit Agreement.  The Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 7, 2004, as amended, between the Borrower and Bank of America, N.A.

Extraordinary Receipt.   Any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation and eminent domain awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

Federal Funds Effective Rate.  For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

Financial Statements.  See Section 5.5(a)

Fiscal Month.  Any of the twelve periods of time, eight of which having approximately 28 days and four of which having approximately 35 days, which comprise the Fiscal Year of the Borrower.

Fiscal Quarter.  Any of the four periods of time, each of which consist of three Fiscal Months, which comprise the Fiscal Year of the Borrower.

Fiscal Year.  The 52-53 week fiscal period of the Borrower ending on the Sunday in each calendar year closest to December 31 of such calendar year.

Fixed Rate Election.  The Interest Period selected for a particular LIBOR Loan pursuant to Section 2.9.

Fronting Fee.  See Section 2.5(b).

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP.  Generally accepted accounting principles, consistently applied.

Governmental Authority.  The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Growth Capital Expenditures.  Capital Expenditures for growth including, but not limited to, New Construction relating to Operating Units and the acquisitions of restaurants, including remodeling expenditures for any restaurant.

Guarantees.  As applied to the Borrower and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

Guarantors.  Each Subsidiary of the Borrower required to execute and deliver a Guaranty pursuant to either Section 4.1(a)(v) or 6.12.

Guaranty.  See Section 4.1(a)(v).

Hazardous Material.  Any substance (i) the presence of which requires or may hereafter require notification, investigation, a removal or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any Governmental Authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCB’s”).

Hazardous Materials Indemnity Agreement.  The Hazardous Materials Indemnity Agreement, dated as of the date hereof, made by the Borrower and the Guarantors in favor of the Lender, as amended and in effect from time to time.

Indebtedness.  As to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) indebtedness (excluding prepaid interest thereon) secured by an Encumbrance on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Indemnified Taxes.  All Taxes other than Excluded Taxes.

Intellectual Property Security Agreement.  See Section 4.1(a)(iv).

Interest Period.  With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Conversion; provided that:

(i)  any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii)  any Interest Period that would otherwise end after the Maturity Date, shall end on the Maturity Date; and

(iv)  notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

Investment.  As applied to the Borrower and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any other Subsidiary of the Borrower), and the making of any commitment or acquisition of any option to make an Investment.

IP Rights.  See Section 5.17.

LC Disbursement.  A payment made by the LC Issuer pursuant to a Letter of Credit.

LC Exposure.  At any time, the sum of (a) the Maximum Drawing Amount at such time, and (b) the aggregate LC Disbursements that at such time have not been reimbursed by or on behalf of the Borrower to the LC Issuer.

LC Issuer.  Wells Fargo.

Lender.  Wells Fargo, and each other Person that may after the date hereof become an Assignee and, thereby a party to this Agreement as a “Lender” hereunder, but from and after the effective date that any Person shall have assigned its entire Commitment pursuant to Section 10.1, “Lender” shall no longer include such Person.

Letter of Credit Applications.  Applications for Letters of Credit in such form as may be required by the LC Issuer from time to time which are executed and delivered by the Borrower to the LC Issuer pursuant to Section 3.1, as the same may be amended or supplemented from time to time.

Letter of Credit Fee.  See Section 2.5(b).

Letter of Credit Sublimit.  $1,500,000.

Letters of Credit.  See Section 3.1.

LIBOR Loan.  Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

LIBOR Rate.  With respect to any LIBOR Loan for any Interest Period, the rate per annum as determined by Wells Fargo on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on the Reuters page LIBOR01 (formerly Telerate page 3750) as of 11:00 a.m. London time on the day that is two Business Days preceding the Drawdown Date of such LIBOR Loan; provided, however, that if the rate described above does not appear on the Reuters System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by Wells Fargo.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Interest Period.

Loan Documents.  This Agreement, the Note, the Letter of Credit Applications, any Guaranties, the Eligible Swap Agreements, Secured Cash Management Agreements, and the Security Documents, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing; provided that for purposes of the definition of “Material Adverse Effect” and Sections V through IX, “Loan Documents” shall not include Eligible Swap Agreements or Secured Cash Management Agreements.

Loan Parties.  Collectively, the Borrower and each Guarantor.

Maintenance Capital Expenditures.  Any Capital Expenditure that is not a Growth Capital Expenditure.

Material Adverse Effect.  Any of (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Maturity Date.  The third anniversary of the Closing Date.

Maximum Drawing Amount.  At any time, the aggregate undrawn amount of all then outstanding Letters of Credit.

Measurement Period.  At any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

Multiemployer Plan.  Any Plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

Net Cash Proceeds.  With respect to:

(a)           any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or a Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds;  and

(b)           the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

New Construction.  Construction by the Borrower or any of its Subsidiaries related to the opening of a new restaurant to be owned and operated by the Borrower or any of its Subsidiaries or the meaningful expansion of capacity at existing facilities of a restaurant owned and operated by the Borrower or any of its Subsidiaries.

New Operating Unit.  A restaurant owned or operated by the Borrower or any of its Subsidiaries whose ownership or operation by the Borrower or any of its Subsidiaries started on a date after the Closing Date.

Note Record.  Any internal record, including a computer record, maintained by the Lender with respect to any Revolving Credit Loan.

Note.  See Section 2.2.

Notice of Borrowing or Conversion.  The notice, substantially in the form of Exhibit B hereto, to be given by the Borrower to the Lender to request a Revolving Credit Loan or to convert an outstanding Revolving Credit Loan of one Type into a Revolving Credit Loan of another Type, in accordance with Section 2.3.

Obligations.  The following:

(a)           the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower in respect of any Letter of Credit, when and as due, including the unreimbursed amount of any LC Disbursement, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under this Agreement and under the other Loan Documents (including, without limitation, under each Eligible Swap Agreement and Secured Cash Management Agreement), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and

(b)           the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Operating Units.  All restaurants operated by the Borrower or any of its Subsidiaries, which for avoidance of doubt, shall include all New Operating Units.

Other Taxes  All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant.  See Section 10.2.

Patriot Act.  See Section 11.16.

PBGC.  The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pension Plan.  Any Plan which is an “employee pension benefit plan” (as defined in ERISA).

Permitted Acquisition.  An acquisition of all of the capital stock or all or substantially all of the business and assets of an Acquired Person, whether or not involving a merger or consolidation with such Acquired Person, by the Borrower or any Subsidiary of the Borrower that is a Guarantor on the date of such acquisition, provided that

(i) the Acquired Person is in substantially the same business as the Borrower or the acquiring Subsidiary of the Borrower (or any reasonable extensions or expansions thereof) and any property acquired (or the property of the Acquired Person) in such acquisition is used or useful in the same business as the Borrower or its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

(ii) no Indebtedness is assumed or incurred in connection with the acquisition other than Indebtedness permitted under Section 8.1;

(iii) the total purchase price for any single acquisition shall not exceed $1,500,000;

(iv) the aggregate purchase price for all acquisitions in any Fiscal Year shall not exceed $3,000,000;

(v) the aggregate purchase price for all Permitted Acquisitions shall not exceed $5,000,000;

(vi) if a merger, the Borrower or such Subsidiary is the surviving entity of such transaction; and

(vii) (A) if the Acquired Person is to become a domestic Subsidiary, (I) the Borrower shall cause such Acquired Person to become party to and bound by the Guaranty and the Security Agreement, (II) the Lender shall have a valid, perfected, first-priority security interest in the Collateral described in the Security Agreement or other applicable Loan Document, to the extent a security interest in the Collateral can be perfected by such filings or recordings or delivery, in each case subject only to Permitted Encumbrances, (III) the Borrower shall cause 100% of the issued and outstanding capital stock or other equity interests of such Acquired Person to be delivered (if certificated) to the Lender (together with undated stock or other equity interest powers signed in blank) and pledged to the Lender pursuant to the Security Agreement and an appropriate pledge agreement(s) in substantially the form of Exhibit G, and otherwise in form and substance reasonably acceptable to the Lender, and the Lender, shall have a perfected, first-priority security interest in 100% of such stock or other equity interest, (B) if the Acquired Person is to become a direct foreign Subsidiary, cause 65% of the issued and outstanding capital stock or other equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Acquired Person to be delivered (if certificated) to the Lender (together with undated stock or other equity interest powers signed in blank (unless, with respect to a foreign Subsidiary, such stock or other equity interest powers are deemed unnecessary by the Lender in its reasonable discretion under the law of the jurisdiction of organization of such Acquired Person)) and pledged to the Lender pursuant to the Security Agreement and an appropriate pledge agreement(s) in substantially the form of Exhibit G, and otherwise in form and substance acceptable to the Lender and the Lender shall have a perfected, first-priority security interest in 65% of such stock or other equity interests and (C) the Borrower shall cause any Acquired Person to deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements.

Permitted Encumbrances.  See Section 8.3.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Plan.  Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in ERISA) maintained by the Borrower or any Subsidiary of the Borrower.

Pro Forma Financial Statements.  See Section 4.1(e).

Prohibited Acquisition.  Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Qualified Investments.  As applied to the Borrower and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one year from the date of acquisition, (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one year from the date of acquisition, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or their successors, and in each case maturing not more than one year from the date of acquisition, (iv) any repurchase agreement secured by any one or more of the foregoing.

Regulations T, U and X.  See Section 6.7(b).

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Reserve Percentage.  For any Interest Period, the aggregate of the maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which the Lender is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors).  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

Responsible Officer.  The chief executive officer, president, chief financial officer, treasurer, controller or general partner of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment.  Any of the following: (a) any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property to or for the benefit of any Person who holds an equity interest in the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock and (b) any payment or prepayment of any kind, whether in cash or property, to or for the benefit of any Person (other than the Borrower) that is an Affiliate of the Borrower or any of its Subsidiaries.

Revolving Credit Loans.  See Section 2.1(a)(i).

Revolving Credit Outstandings.  At any time, the sum of (i) the aggregate outstanding principal balance of the Revolving Credit Loans at the time and (ii) the LC Exposure at the time.

Sanctioned Country.  A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index.html, or as otherwise published from time to time.

Sanctioned Person.  Any of the following:  (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Secured Cash Management Agreement.  Any Cash Management Agreement entered into between the Borrower and any Cash Management Bank.

Secured Parties.  Collectively, the Lender, the LC Issuer, the Swap Banks, the Cash Management Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

Security Agreement.  See Section 4.1(a)(iii).

Security Documents.  The Security Agreement, the Intellectual Property Security Agreement, the Hazardous Materials Indemnity Agreement, and the deposit account control agreements referenced in Section Error! Reference source not found., each in favor of the Lender to secure Obligations, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Lender’s lien on the Collateral.

Solvent and Solvency.  With respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subordinated Debt.  Indebtedness of the Borrower or any other Subsidiaries which is expressly subordinated and made junior to the payment and performance in full of the Obligations on terms and conditions satisfactory to the Lender.

Subsidiary.  With respect to any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Swap Agreement.  Any and all (a) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Bank.  Any Person that at the time it entered into an Eligible Swap Agreement was the Lender or an Affiliate of the Lender, in its capacity as a party to that Eligible Swap Agreement.

Swap Termination Value.  In respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

Synthetic Debt.  With respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

Synthetic Lease Obligation.  The monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or similar law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Taxes  All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Leverage Ratio.  As of the end of any Measurement Period, the ratio of Consolidated Funded Indebtedness as of the end of such Measurement Period to Consolidated EBITDA for such Measurement Period.

Type.  A LIBOR Loan or a Base Rate Loan.

Wells Fargo.  See Preamble.

1.2  Rules of Interpretation.

(a)  All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP applied on a consistent basis.  All calculations for the purposes of Section VII hereof shall be made in accordance with GAAP.

(b)  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

(c)  The singular includes the plural and the plural includes the singular.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)  A reference to any Person includes its permitted successors and permitted assigns.

(e)  The words “include”, “includes” and “including” are not limiting.

(f)  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)  All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in The State of New York, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II

DESCRIPTION OF CREDIT

2.1  Revolving Credit Loans.

(a)  Loans.

(i)  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, the Lender agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower at the Borrower’s request from time to time from and after the Closing Date and prior to the Maturity Date, provided that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Commitment.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Maturity Date upon request given to the Lender pursuant to Section 2.3.  Each request for a Revolving Credit Loan or a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 4.1 or 4.2 (as the case may be) have been satisfied as of the date of such request.

(ii)  The Borrower may (A) request the Lender to increase the amount of its Commitment (which request shall be in writing and sent to the Lender) by an amount not to exceed $5,000,000 in the aggregate.  In no event may the Lender’s Commitment be increased without the prior written consent of the Lender, and the failure of the Lender to respond to the Borrower’s request for an increase shall be deemed a rejection by the Lender of the Borrower’s request.  The Commitment may not be increased if, at the time of any proposed increase hereunder, a Default has occurred and is continuing.  Upon any request by the Borrower to increase the Commitment, the Borrower shall be deemed to have represented and warranted on and as of the date of such request that no Default has occurred and is continuing, giving effect to such increase.  Notwithstanding anything contained in this Agreement to the contrary, the Lender shall have no obligation whatsoever to increase the amount of its Commitment, and the Lender may at its option, unconditionally and without cause, decline to increase its Commitment.  If the Lender is willing, in its sole and absolute discretion, to increase the amount of its Commitment hereunder, it shall enter into a written agreement to that effect with the Borrower, substantially in the form of Exhibit C (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Commitment of the Lender.

(iii)  In no event shall an increase in the Lender’s Commitment which would result in the Commitment exceeding the amount which is authorized at such time in resolutions previously delivered to the Lender become effective until the Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Lender, of the board of directors of the Borrower authorizing the borrowings contemplated pursuant to such increase, certified by the secretary or an assistant secretary of the Borrower.  Notwithstanding anything herein to the contrary, in no event may the Commitment be increased hereunder unless (A) giving effect to such increase (and assuming the Commitment, as so increased, is fully utilized by the Borrower), no Default will have occurred and be continuing and the Borrower will be in compliance on a pro forma basis with all financial covenants under Section VII and (B) the Lender shall have received a certificate of a Responsible Officer certifying that the condition in clause (A) has been satisfied (with calculations demonstrating compliance with such financial covenants on a pro forma basis, in reasonable detail).

(b)  Limitations.  Each LIBOR Loan shall be in a minimum principal amount of $500,000 or in integral multiples of $100,000 in excess of such minimum amount, and each Base Rate Loan shall be in a minimum principal amount of $100,000 or in integral multiples of $100,000 in excess of such minimum amount.  No more than five (5) LIBOR Loans may be outstanding at any time.

(c)  Conversions of Loans.  Upon the terms and subject to the conditions and limitations of this Agreement, the Borrower may convert all or any part of any outstanding Revolving Credit Loan into a Revolving Credit Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan).  The Borrower shall give the Lender prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.  Notwithstanding the foregoing, the Borrower may not convert any Revolving Credit Loan into a LIBOR Loan or continue a LIBOR Loan if there is a continuing Default.

(d)  Termination or Reduction of Commitments.

(i)  The Commitment shall terminate on the Maturity Date.

(ii)  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Lender to reduce by $500,000, and in integral multiples of $100,000 if in excess thereof, the Commitment or to terminate entirely the Lender’s Commitment to make Revolving Credit Loans hereunder, whereupon the Commitment of the Lender shall be reduced by the aggregate amount specified in such notice or shall, as the case may be, be terminated entirely.

(iii)  If, as a result of any such reduction of the Commitment, the LC Exposure at the time would exceed the Commitment or the amount of Letters of Credit permitted to be outstanding under Sections 2.1(a) and 3.1, the Borrower shall, in connection with any such reduction, deposit with and pledge to the Lender and the LC Issuer cash in an amount equal to 105% of such excess.  If any Letters of Credit would remain outstanding after the effective date of any such termination of the Commitment, in addition to satisfaction of all other applicable terms and conditions of this Agreement, the Borrower shall deposit with and pledge to the Lender and the LC Issuer cash in an amount equal to 105% of the Maximum Drawing Amount of under all Letters of Credit at the effective date of such termination.

(iv)  No such reduction or termination of any Commitment may be reinstated.

2.2  The Note.

(a)  The Revolving Credit Loans shall be evidenced by a promissory note to be in substantially the form of Exhibit A hereto, dated as of the Closing Date and completed with appropriate insertions (such note being referred to herein as the “Note”).  The Note shall be payable to the order of the Lender in a principal amount equal to the Lender’s Commitment.

(b)  The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Revolving Credit Loan or the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on the Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, absent manifest error, but the failure to record, or any error in so recording, any such amount on the Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on the Note when due.

2.3  Notice and Manner of Borrowing or Conversion of Revolving Credit Loans.

(a)  Whenever the Borrower desires to obtain or continue a Revolving Credit Loan hereunder or convert an outstanding Revolving Credit Loan into a Revolving Credit Loan of another Type, the Borrower shall give the Lender a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion, which telephonic notice shall be irrevocable and which must be received no later than 11:00 a.m. Pacific time on the date (i) one Business Day before the day on which the requested Revolving Credit Loan is to be made as or converted to a Base Rate Loan, and (ii) three Business Days before the day on which the requested Revolving Credit Loan is to be made or continued as or converted to a LIBOR Loan.  Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Revolving Credit Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”).  If such Notice fails to specify the interest rate option to be applicable to the requested Revolving Credit Loan, then the Borrower shall be deemed to have requested a Base Rate Loan.  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lender, the records of the Lender shall be prima facie evidence of terms of the Revolving Credit Loan requested absent manifest error.

(b)  Subject to the provisions of the definition of the term “Interest Period” herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion.  If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If the Lender receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective.  If the Lender does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Revolving Credit Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to convert such outstanding Revolving Credit Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

2.4  Interest Rates and Payments of Interest.

(a)  Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Alternate Base Rate or the Applicable Margin, as provided below.  Such interest shall be payable quarterly in arrears on the first Business Day of each quarter.

(b)  Each Revolving Credit Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, which rate shall change with any change in the Applicable Margin, as provided below.  Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)  If an Event of Default shall occur, then (i) the unpaid balance of Revolving Credit Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to 2% per annum above the interest rate applicable to Base Rate Loans in effect on the day such Event of Default occurs, until such Event of Default is cured or waived, and (ii) the Maximum Drawing Amount under all outstanding Letters of Credit shall bear interest, to the extent permitted by law, compounded daily at an interest rate of 2% per annum (in addition to the Letter of Credit Fee) until such Event of Default is cured or waived.

(d)  So long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which the Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Lender additional interest on the unpaid principal amount of each LIBOR Loan made by the Lender from the date of such Revolving Credit Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Reserve Percentage of the Lender for such Interest Period.  Such additional interest shall be determined by the Lender and notified to the Borrower, and shall be payable on each date on which interest is payable on such LIBOR Loan.

(e)  All agreements between or among the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the Obligations to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  This provision shall control every other provision of all Loan Documents.

2.5  Fees.

(a)  The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”), computed on the basis of a 360-day year and payable quarterly in arrears on the first Business Day of each quarter, at a rate per annum equal to the Applicable Margin for Commitment Fees multiplied by the excess of (i) the Commitment at the time over (ii) the Total Revolving Credit Outstandings from time to time.

(b)  The Borrower shall pay to the Lender a fee (the “Letter of Credit Fee”) at a rate per annum equal to (i) the Maximum Drawing Amount under each Letter of Credit multiplied by (ii) the Applicable Margin for Letter of Credit Fees.  The Borrower shall also pay to the LC Issuer for its own account a fronting fee (the “Fronting Fee”) at a rate per annum equal to one-quarter of one percent (1/4%) of the Maximum Drawing Amount under all Letter of Credit.  The Letter of Credit Fee and the Fronting Fee shall be paid quarterly in arrears on the last Business Day of each calendar quarter.

(c)  Without limiting any of the Lender’s other rights hereunder or by law, if any Revolving Credit Loan or any portion thereof or any interest thereon or any other amount payable hereunder or under any other Loan Document is not paid within ten (10) days after its due date, the Borrower shall pay to the Lender on demand a late payment charge equal to 5% of the amount of the payment due.

(d)  The Borrower authorizes the Lender to charge to its Note Records or to any deposit account which the Borrower may maintain with the Lender the interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith.  The Lender (with respect to any deposit account held by the Lender) shall provide to the Borrower written notice of any such charge promptly following such charge.

2.6  Repayment of Revolving Credit Loans.  The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date, together with all accrued and unpaid interest, fees and other charges hereunder.

2.7  Prepayments.  (a)  Optional.  The Borrower may, upon notice to the Lender in substantially the form of Exhibit K at any time or from time to time voluntarily prepay the Revolving Credit Loans in whole or in part without premium or penalty (except as provided in Section 2.9); provided that (A) such notice must be received by the Lender not later than 11:00 a.m. Pacific time (1) three Business Days prior to any date of prepayment of LIBOR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of LIBOR Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Revolving Credit Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Revolving Credit Loan shall be accompanied by all accrued interest on the amount prepaid, and if such Revolving Credit Loan is a LIBOR Loan, any additional amounts required pursuant to Section 2.9.

(b)  Mandatory.

(i)  Within the earlier of (x) 95 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on January 1, 2007), or (y) five Business Days after financial statements have been delivered pursuant to Section 6.1(a) and the related certificate has been delivered pursuant to Section 6.1(d) for such Fiscal Year, the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans equal to fifty (50%) of Excess Cash Flow for the Fiscal Year covered by such financial statements (such prepayments to be applied as set forth in clause (v) and below), provided that no such prepayment will be required with respect to any Fiscal Year if the Borrower’s Total Leverage Ratio at the end of such Fiscal Year is less than 1.50:1.00.

(ii)  If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by clause (i) of Section 8.4(b)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (v)below).

(iii)  Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to clauses (a) - (g), inclusive, of Section 8.1), the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv)  Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.7(b), the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) and below); provided, however, that with respect to any proceeds of insurance or condemnation or eminent domain awards (or payments in lieu thereof), at the election of the Borrower (as notified by the Borrower to the Lender on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply such cash proceeds within one year after the receipt thereof to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Revolving Credit Loans as set forth in this Section 2.7(b)(iv).

(v)  Each prepayment of Revolving Credit Loans pursuant to the foregoing provisions of this Section 2.7(b) shall be applied as follows: first, ratably to any unpaid LC Disbursements, and second, to the outstanding Revolving Credit Loans; and the amount remaining, if any, after the prepayment in full of all LC Disbursements and Revolving Credit Loans outstanding at such time may be retained by the Borrower for use in the ordinary course of its business.

(vi)  If for any reason the Total Revolving Credit Outstandings at any time exceed the Commitment at such time, the Borrower shall immediately prepay Revolving Credit Loans and LC Disbursements and/or Cash Collateralize the Maximum Drawing Amount, in an aggregate amount equal to such excess.

2.8  Method and Application of Payments.

(a)  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section 2.8.  All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Excluded Taxes) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender such additional amount in U.S. Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Lender for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  The Lender may, and the Borrower hereby authorizes the Lender to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Lender or to its Note Records.

(b)  All such payments shall be made at the Lender’s head office or at such other location that the Lender may from time to time designate, in each case in immediately available funds.

(c)  If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 9.2, proceeds of Collateral and all other funds received from or on behalf of the Borrower by the Lender or the LC Issuer in respect of Obligations shall be remitted to the Lender, and all such funds, together with all other funds received by the Lender from or on behalf of the Borrower (including proceeds of Collateral) in respect of Obligations, shall be applied by the Lender in the following manner and order:  (i) first, to reimburse the Lender and the LC Issuer, in that order, for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of Commitment Fees, Letter of Credit Fees, and any other fees payable to the Lender hereunder; (iii) third, to the payment of interest due on the Revolving Credit Loans and the LC Disbursements; (iv) fourth, to the payment of the outstanding principal balance of the Revolving Credit Loans; (v) fifth, to the payment of any other Obligations payable by the Borrower, pro rata to the outstanding principal balance of each; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

2.9  LIBOR Indemnity.  If the Borrower for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Lender any amount required to compensate the Lender for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lender to fund or maintain such LIBOR Loan.  Without limiting the foregoing, the Borrower shall pay to the Lender a “yield maintenance fee” in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.4(b)) to each LIBOR Loan in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Lender upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section.  The Borrower shall pay such amount upon presentation by the Lender of a statement setting forth the amount and the Lender’s calculation thereof pursuant hereto, which statement shall be prima facie evidence of the amounts owed hereunder absent manifest error.  If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section shall be due and payable in the same manner as though the Borrower had made a prepayment of the LIBOR Loans.

2.10  Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Alternate Base Rate is determined by Wells Fargo’s “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term “Interest Period”), and such extension shall be included in computing interest in connection with such payment.

2.11  Changed Circumstances; Illegality.

(a)  Notwithstanding any other provision of this Agreement, in the event that:

(i)  on any date on which the LIBOR Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(ii)  at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

(A)  the making or continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(B)  the LIBOR Rate shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Lender shall forthwith so notify the Borrower thereof.  Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrower of the Type of Revolving Credit Loan affected by the contingencies described in this Section (herein called “Affected Loans”) shall be suspended.  If at the time the Lender so notifies the Borrower, the Borrower has previously given the Lender a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Revolving Credit Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

(b)  In the event of a determination of illegality pursuant to Section 2.11(a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.88, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Revolving Credit Loan of another Type in accordance with Section 2.1 by giving a Notice of Borrowing or Conversion pursuant to Section 2.3.

2.12  Increased Costs.  In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law):

(i)  subjects the Lender or the LC Issuer to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for Indemnified Taxes or Other Taxes covered by Section 2.144 and the imposition of, or any change in the rate of, and Excluded Tax payable by the Lender or the LC Issuer), or

(ii)  imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or credit extended or participated in by, the Lender (other than such requirements as are already included in the determination of the LIBOR Rate) or the LC Bank, or

(iii)  imposes upon the Lender or the Issuing Bank any other condition with respect to its obligations or performance under this Agreement or in respect of any Letter of Credit,

and the result of any of the foregoing is to increase the cost to the Lender or the LC Issuer, reduce the income receivable by the Lender or the LC Issuer or impose any expense upon the Lender or the LC Issuer with respect to any Revolving Credit Loans or its obligations under this Agreement or in respect of any Letter of Credit, the Lender or the LC Issuer shall notify the Borrower and the Lender thereof.  The Borrower agrees to pay to the Lender or the LC Issuer the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lender or the LC issuer of a statement in the amount and setting forth in reasonable detail the Lender’s or the LC Issuer’s calculation thereof and the assumptions upon which such calculation was based, which statement shall be prima facie evidence of the amounts owing hereunder absent manifest error.

2.13  Capital Requirements.  If after the date hereof the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s Commitment to make Revolving Credit Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, then the Lender shall notify the Borrower and the Lender thereof.  The Borrower agrees to pay to the Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be prima facie evidence of amounts payable hereunder absent manifest error) unless within such 90 day period the Borrower shall have prepaid in full all Obligations to the Lender, in which event no amount shall be payable to the Lender under this Section.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.14  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender or the LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Lender and the LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender or the LC Issuer (with a copy to the Lender), or by the Lender on its own behalf or on behalf of the Lender or the LC Issuer, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  Upon request of the Lender, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)  Treatment of Certain Refunds.  If the Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower upon the request of the Lender or the LC Issuer, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the LC Issuer if the Lender or the LC Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION III

LETTERS OF CREDIT

3.1  Issuance.  Upon the terms and subject to the conditions hereof, the LC Issuer in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower in such form as may be requested from time to time by the Borrower and agreed to by the LC Issuer, provided that the Maximum Drawing Amount (after giving effect to all requested Letters of Credit) shall not at any time exceed the Letter of Credit Sublimit, provided, further that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Commitment, and provided further that no Letter of Credit shall have an expiration date later than five (5) Business Days prior to the Maturity Date.  At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrower shall deliver to the LC Issuer a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit), the requested language of the requested Letter of Credit and such other information as the LC Issuer shall require.  Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 4.1 or 4.2 (as the case may be) have been satisfied as of the date of such request.

3.2  Reimbursement Obligation of the Borrower.  In order to induce the LC Issuer to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Lender, for the account of the LC Issuer or (as the case may be) the Lender, with respect to each Letter of Credit issued, extended or renewed by the LC Issuer hereunder as follows:

(a)  on each date that any draft presented under any Letter of Credit is honored by the LC Issuer or the LC Issuer otherwise makes payment with respect thereto, (i) the amount paid by the LC Issuer under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the LC Issuer or the Lender in connection with any payment made by the LC Issuer under, or with respect to, such Letter of Credit; and

(b)  upon the Maturity Date or the acceleration of the Maximum Drawing Amount pursuant to Section 9.2, an amount equal to 105% of the then Maximum Drawing Amount of all Letters of Credit, which amount shall be held by the LC Issuer as cash collateral for all LC Disbursements.

Each such payment shall be made to the Lender at its head office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this Section 3.2 at any time from the date such amounts become due and payable (whether as stated in this Section 3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Lender, for the account of LC Issuer or (as the case may be) the Lender, on demand at a rate per annum equal to 2% above the Alternate Base Rate.

3.3  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the LC Issuer shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  The responsibility of the LC Issuer to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.  On the date that such draft is paid or other payment is made by the LC Issuer, the LC Issuer shall promptly notify the Lender of the amount of any unpaid LC Disbursement.  All such unpaid LC Disbursements with respect to Letters of Credit shall be deemed to be Revolving Credit Loans.  No later than 1:00 p.m. Pacific time on the Business Day next following the receipt of such notice, the Lender shall make available to the Lender, at the Lender’s head office, in immediately available funds, the Lender’s prorata share of such unpaid LC Disbursements, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Lender for federal funds acquired by the Lender during each day included in such period, times (ii) the amount equal to the Lender’s prorata share of such unpaid LC Disbursement, times (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date the LC Issuer paid the draft presented for honor or otherwise made payment until the date on which the Lender’s prorata share of such unpaid LC Disbursement shall become immediately available to the Lender, and the denominator of which is 365.

3.4  Obligations Absolute.

(a)  The Borrower’s obligations to reimburse the LC Issuer for all LC Disbursements shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, the Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees that the LC Issuer and the Lender shall not be responsible for, and the Borrower’s obligations in respect of the LC Disbursements shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower, against the beneficiary of any Letter of Credit or any such transferee.

(b)  The LC Issuer and the Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the LC Issuer or the Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the LC Issuer or the Lender to the Borrower.

(c)  Notwithstanding the foregoing, this Section 3.4 shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s gross negligence or willful misconduct.

3.5  Reliance by the LC Issuer and the Lender.  To the extent not inconsistent with Section 3.4, the LC Issuer and the Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer or the Lender.

SECTION IV

CONDITIONS OF REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

4.1  Conditions Precedent to Initial Revolving Credit Loans and Letters of Credit.  The obligation of the Lender to make the initial Revolving Credit Loans and of the LC Issuer to issue the initial Letter of Credit is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a)  The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)  executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii)  the Note executed by the Borrower in favor of the Lender;

(iii)  a security agreement in substantially the form of Exhibit F-1, a collateral assignment of contracts in the form of Exhibit F-2 and a pledge agreement in substantially the forms of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, collectively, the “Security Agreement”), duly executed by each Loan Party, together with (subject to the provisions of Section 4.1(h)):

(A)  certificates representing the pledged equity interests referred to therein accompanied by undated stock powers executed in blank,

(B)  stamped receipt copies of proper financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Lender may deem necessary or desirable in order to perfect the Encumbrances created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)  completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (ii) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)  evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Lender may deem necessary or desirable in order to perfect the Encumbrances created thereby,

(E)  copies of the assigned agreements subject to the collateral assignment of contracts referred to above, together with any necessary consent to such assignment, duly executed by each party to such assigned agreements other than the Loan Parties, and

(F)  evidence that all other action that the Lender may deem necessary or desirable in order to perfect the Encumbrances created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)  an intellectual property security agreement, in substantially the form of Exhibit H (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Lender may deem necessary or desirable in order to perfect the Encumbrances created under the Intellectual Property Security Agreement has been taken;

(v)  a guaranty, executed by each Subsidiary of the Borrower (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) substantially in the form attached hereto as Exhibit I, guaranteeing the other Loan Parties’ obligations under the Loan Documents (each such guaranty or any guaranty supplement, a “Guaranty”);

(vi)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the authority of each Loan Party to consummate the transactions contemplated hereby and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)  such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)  a favorable opinion of Gordon Rees LLP, counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit J and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(ix)  a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x)  certificates attesting to the Solvency of each Loan Party, from its chief financial officer;

(xi)  evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Lender, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xii)  evidence that the Existing Credit Agreement has been, or concurrently with the transactions contemplated hereby is being, terminated and all Encumbrances securing obligations under the Existing Credit Agreement have been, or concurrently with the transactions contemplated hereby are being, released or assigned to the Lender;

(xiii)  such other assurances, certificates, documents, consents or opinions as the Lender or the LC Issuer reasonably may require; and

(xiv)  a certificate reasonably satisfactory to the Lender, provided by the Borrower that sets forth information required by the Patriot Act including the identity of the Borrower, the name and address of the Borrower and other information that will allow the Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

(b)  All fees required to be paid to the Lender on or before the Closing Date shall have been paid.

(c)  The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts among the Borrower and the Lender).

(d)  The Borrower and its Subsidiaries will have outstanding no Indebtedness other than the Revolving Credit Loans.

(e)  The Lender shall have received the following:

(i)  A pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the 12 Fiscal Month period most recently ended prior to the Closing Date, prepared as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), in form and substance satisfactory to the Lender and certified by the chief financial officer of the Borrower (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements and such certificate shall confirm that (i) the Borrower had not less than $5,100,000 of Consolidated EBITDA for the 12 Fiscal Month period most recently ended prior to the Closing Date.

(ii)  The Borrower’s projections for each of the five Fiscal Years following the Closing Date, including consolidated balance sheets and statements of income, retained earnings and cash flows.

(f)  The Lender shall not have become aware, after April 1, 2007 of any new or inconsistent information or other matter not previously disclosed to it relating to the Borrower or the transactions contemplated by the Commitment Letter dated as of such date addressed to the Borrower that the Lender, in its reasonable business judgment, deems material and adverse relative to the information or other matters disclosed to it prior to such date, including matters covered by any third-party diligence reports, background checks or other financial, accounting, insurance or legal review.

(g)  The representations and warranties contained in Section IV and all other representations and warranties made by the Borrower and each other Loan Party under any other Loan Document shall be true and accurate on and as of the Closing Date as though made at and as of the Closing Date.

(h)  All documents and instruments required to perfect the Lender’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case as contemplated by the foregoing provisions of this Section 4.1, and none of the Collateral will be subject to any other pledges, security interests or mortgages except for Permitted Encumbrances.

(i)  No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Lender, might adversely affect the transactions contemplated hereby or thereby or might have a materially adverse affect on the assets, business, financial condition or prospects of the Borrower.

4.2  Conditions Precedent to all Revolving Credit Loans and Letters of Credit after the Closing Date.  The obligation of the Lender to make any Revolving Credit Loan, to continue LIBOR Loans or to convert Revolving Credit Loans of one Type to Revolving Credit Loans of another Type, and of the LC Issuer to issue any Letter of Credit, in each case after the Closing Date, is further subject to the following conditions:

(a)  timely receipt by the Lender of the Notice of Borrowing or Conversion with respect to any Revolving Credit Loan, or by the LC Issuer of the Letter of Credit Application with respect to any Letter of Credit;

(b)  the outstanding Revolving Credit Loans and Letters of Credit do not and, after giving effect to any requested Revolving Credit Loan, will not exceed the limitations set forth in Sections 2.1(a) and (b) and 3.1 hereof;

(c)  the representations and warranties contained in Section V hereof and all representations and warranties made by the Borrower and each other Loan Party under any other Loan Document shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion or Letter of Credit Application and on the effective date of the making, continuation or conversion of each Revolving Credit Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date);

(d)  no Default or Event of Default shall have occurred and be continuing at the time of, and immediately after, the making of such requested Revolving Credit Loan or the issuance of such requested Letter of Credit;

(e)  no litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Lender, might adversely affect the transactions contemplated hereby or thereby or might have a materially adverse affect on the assets, business, financial condition or prospects of the Borrower; and

(f)  no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Lender, would make it illegal or against the policy of any governmental agency or authority for the Lender to make Revolving Credit Loans hereunder or, in the opinion of counsel for the LC Issuer, for the LC Issuer to issue Letters of Credit hereunder (as the case may be).

The making, continuation or conversion of each Revolving Credit Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Revolving Credit Loan as to the accuracy of the facts referred to in subsection (c) of this Section 4.2 and of the satisfaction of all of the conditions set forth in this Section 4.2.

SECTION V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1  Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law, rule or regulation.

5.3  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Encumbrances granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Encumbrances created under the Security Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents.

5.4  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.5  Financial Statements; No Material Adverse Effect.  (a)  The audited consolidated balance sheet of the Borrower as of the end of, and the related consolidated statements of operations, retained earnings and cash flows for, the Fiscal Year ended December 31, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, in each case except as otherwise expressly noted therein Holdings, subject to the absence of footnotes; (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and (iv) have been delivered to the Lender.

(b)  The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of, and the related consolidated and consolidating statements of operations, retained earnings and cash flows for, the Fiscal Month ended April 1, 2007 and for the three Fiscal Months then ended (the “Financial Statements”) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, in each case except as otherwise expressly noted therein and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount and the absence of notes thereto; and (iii) have been delivered to the Lender.  Schedule 5.5 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)  Since the date of the Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)  The Pro Forma Financial Statements, copies of which have been furnished to the Lender, fairly present the consolidated and consolidating pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(e)  The projected financial information of the Borrower and its Subsidiaries that has been provided by the Borrower prior to the date hereof was prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the best estimate of the Borrower of the Borrower’s future financial condition and performance.

5.6  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, overtly threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.7  No Default.  No Loan Party or any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.8  Ownership of Property; Encumbrances; Investments.  (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Schedule 5.8(b) sets forth a complete and accurate list of all Encumbrances on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Encumbrances, other than Encumbrances set forth on Schedule 5.8(b), and as otherwise permitted by Section 8.1.

(c)  Schedule 5.8(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Encumbrances, other than Encumbrances created or permitted by the Loan Documents.

(d)  (i)  Schedule 5.8(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(ii)  Schedule 5.8(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(e)  Schedule 5.8(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.9  Environmental Compliance.

(a)  The Loan Parties and each of their respective Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Loan Parties and each of their respective its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to such Loan Party’s or any of its Subsidiaries’ business, properties and assets.

(b)  If a Loan Party or any of its Subsidiaries shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Loan Party or any of its Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Loan Party or any of its Subsidiaries alleging a material violation of any Environmental Law requiring such Loan Party or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that such Loan Party or any of its Subsidiaries may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative action or proceedings by a governmental agency or authority commenced or threatened against such Loan Party or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any governmental agency or authority regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by such Loan Party or any of its Subsidiaries, such Loan Party or such Subsidiary shall promptly notify the Lender thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Lender all further notices, demands, reports and other information regarding the foregoing.

5.10  Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or Subsidiary operates.

5.11  Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is party to any tax sharing agreement.

5.12  ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of the Borrower, overtly threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither of the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither of the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither of the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13  Subsidiaries; Equity Interests; Loan Parties.  The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Encumbrances except those created under the Security Documents.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.1(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14  Margin Regulations; Investment Company Act.  (a)  The Borrower has not engaged and, except as permitted by Section 6.7(b), will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b)  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15  Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16  Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws, rules and regulations and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17  Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries (other than “off the shelf” software products used in the ordinary course of business).  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18  Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19  Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20  Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither of the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21  Security Documents.  The provisions of the Security Documents are effective to create in favor of the Lender for the benefit of the Secured Parties a legal, valid and enforceable first priority Encumbrance (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date as contemplated hereby and by the Security Documents or addressed in Section 4.1(h), no filing will be necessary to perfect or protect such Encumbrances.

5.22  Compliance with OFAC Rules and Regulations.  Neither the Borrower, nor any Subsidiary nor any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.23  Foreign Assets Control Regulations, Etc.  Neither the Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither the Borrower nor any Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  Neither the Borrower nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of the Borrower’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

SECTION VI

AFFIRMATIVE COVENANTS

The Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation, remains outstanding or the Lender or the LC Issuer have any obligation to lend or to issue any Letter of Credit hereunder:

6.1  Financial Statements.  The Borrower shall furnish to the Lender and the Lender:

(a)  as soon as available to the Borrower, but in any event within 90 days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of the Borrower and all of its Subsidiaries as of the end of such year and related consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower and all of its Subsidiaries for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower’s Accountants in the case of such consolidated statements, and certified by the chief financial officer of the Borrower, as the case may be, in the case of such consolidating statements; and, concurrently with such financial statements, a copy of the Borrower’s Accountants management report and a written statement by the Borrower’s Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

(b)  as soon as available to the Borrower, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and all its Subsidiaries as of the end of, and related consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower and all of its Subsidiaries for, the Fiscal Quarter then ended and portion of the Fiscal Year then ended, prepared in accordance with GAAP and certified by the chief financial officer of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(c)  as soon as available to the Borrower, but in any event within 30 days following the end of each Fiscal Month, a restaurant by restaurant statement of revenue and  EBITDA, for such Fiscal Month, for all restaurants owned or operated by the Borrower or its Subsidiaries (including a statement of revenue and EBITDA comparing year over year performance for all restaurants operated for more than one year), prepared in accordance with GAAP and certified by the chief financial officer of the Borrower;

(d)  concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 6.1, a report in substantially the form of Exhibit E hereto signed on behalf of the Borrower by its chief financial officer;

(e)  at least fifteen (15) days prior to the first day of each Fiscal Year, the Borrower’s projections for such Fiscal Year, prepared on a Fiscal Monthly basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

(f)  commencing with Fiscal Year 2007, and concurrently with its filing, true and correct copies of the Borrower’s federal and state tax returns and each amendment thereto;

(g)  promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Borrower and/or its Subsidiaries made by such accountants;

(h)  promptly after the same are delivered to its stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Borrower shall send to its stockholders or as the Borrower may file with the Securities and Exchange Commission or any Governmental Authority at any time having jurisdiction over the Borrower or its Subsidiaries; and

(i)  from time to time, such other financial data and information about the Borrower or its Subsidiaries as the Lender may reasonably request, including, without limitation, periodic sales reports relating to restaurants and any accounts receivables information (including aging).

6.2  Conduct of Business.  (a)  The Borrower and each of its Subsidiaries shall duly observe and comply in all material respects with all material contracts and with all applicable laws, regulations, decrees, orders, judgments and valid requirements of any Governmental Authorities applicable to their corporate existence, rights and franchises, to the conduct of their business and to their property and assets (including without limitation all Environmental Laws and ERISA), except in any case where the failure to observe and comply would not have a material adverse effect on the business, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of their business.

(b)  The Borrower and each of its Subsidiaries shall, except as otherwise permitted by this Agreement, maintain their corporate or other entity type existence, comply with their respective charters, by-laws limited partnership agreements and other organizational documents, observe all corporate and other entity type formalities in their governance (including holding regular board of directors and shareholders meetings, maintaining accurate corporate records, maintaining separate accounts) and remain or engage substantially in the same business as that in which they are now engaged and in no unrelated business.

6.3  Maintenance and Insurance.

(a)  The Borrower and each of its Subsidiaries shall maintain their properties in good repair, working order and condition as required for the normal conduct of their business.

(b)  The Borrower and each of its Subsidiaries shall at all times maintain liability, casualty and business interruption insurance on their properties (including all Collateral) with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrower may determine in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Lender.  The Lender shall be named as loss payee, additional insured and/or mortgagee under such insurance as the Lender shall reasonably require from time to time, and the Borrower shall provide to the Lender lender’s loss payable endorsements in form and substance reasonably satisfactory to the Lender.  In addition, the Lender shall be given thirty (30) days advance notice of any cancellation of insurance.  In the event of failure to provide and maintain insurance as herein provided, the Lender may, at its option, obtain such insurance and charge the amount thereof to the Borrower as a Revolving Credit Loan.  The Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions.  The Lender shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits, and the Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

6.4  Taxes.  The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or their properties on or prior to the time when they become delinquent; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed (the enforcement of which shall not have been stayed) to secure such tax, assessment or charge.

6.5  Inspection Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Lender to visit and inspect any of the properties of the Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers, and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

6.6  Maintenance of Books and Records.  The Borrower and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of their business and financial transactions, and such entries will be made in accordance with GAAP consistently applied and applicable law.

6.7  Use of Proceeds.

(a)  The Borrower will use the proceeds of the Revolving Credit Loans to repay the outstanding extensions of credit under the Existing Credit Agreement and other outstanding Indebtedness of the Borrower for borrowed money.  The remainder of the Revolving Credit Loans shall be available, subject to the terms of the Loan Documents, for working capital, to finance Capital Expenditures and for other general corporate purposes and to pay fees and expenses associated with the transactions contemplated hereby.

(b)  Except as set forth in the following sentence, no portion of any Revolving Credit Loan shall be used for the “purpose of purchasing or carrying” any “margin stock” or “margin security” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System (“Regulations T, U and X”), or otherwise in violation of such regulations. The Borrower may use proceeds from the Revolving  Credit Loans to purchase "margin stock" or "margin security" as such term is used in Regulations T, U or X in connection solely with the repurchase by the Borrower of its common stock to the extent permitted by Section 8.6(c), provided that (i) immediately upon giving effect to any purchase of such "margin stock" or "margin security", there are no violations of Regulations T, U or X, and (ii) the Borrower shall complete in all respects any required forms (including, without limitation, Form FR U-1 and amendments thereto), with all attachments thereto (including a then current list of collateral which adequately supports all credit extended hereunder) pursuant to Regulations T, U or X and deliver such forms in a timely manner to the Lender.

6.8  Further Assurances.  At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Lender to effect the purposes of the Loan Documents.

6.9  Notification Requirements.  The Borrower shall furnish to the Lender:

(a)  promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b)  promptly upon becoming aware of any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened against the Borrower or any of its Subsidiaries of which either has notice, the outcome of which could reasonably be expected to have a materially adverse effect on the assets, business or prospects of the Borrower alone or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c)  promptly after becoming aware of any occurrence or any condition affecting the Borrower or any Subsidiary of the Borrower which could reasonably be expected to constitute a material adverse change in or which could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower alone or the Borrower and its Subsidiaries, taken as a whole, written notice thereof.

6.10  ERISA Reports.

(a)  Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

(b)  With respect to any Plan, the Borrower shall, or shall cause its Affiliates to, furnish to the Lender promptly (i) as soon as possible and in any event within 10 days after the Borrower or any of its ERISA Affiliates know that any ERISA Event has occurred or is expected to occur, a statement of the chief financial officer of the Borrower, describing such ERISA Event, including copies of any notice concerning an ERISA Event received from PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor.  Promptly after the adoption of any Pension Plan, the Borrower shall notify the Lender of such adoption.

6.11  Environmental Compliance.

(a)  The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower’s or any of its Subsidiaries’ business, properties and assets.

(b)  If the Borrower or any Subsidiary of the Borrower shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any Subsidiary of the Borrower, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary of the Borrower alleging a material violation of any Environmental Law requiring the Borrower or any Subsidiary of the Borrower to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any Subsidiary of the Borrower may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential material violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any Governmental Authority regarding any potential material violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by the Borrower or a Subsidiary of the Borrower, the Borrower shall promptly notify the Lender thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Lender all further notices, demands, reports and other information regarding the foregoing.

6.12  Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)  within 10 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC), and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Lender a Guaranty;

(ii)  within 10 days after such formation or acquisition, furnish to the Lender a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Lender;

(iii)  within 15 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Lender, Intellectual Property Security Agreement Supplements and other security agreements and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Lender (including delivery of all Pledged Equity in and of such Subsidiary (except that the Pledged Equity shall be limited to 65% of the equity of such Subsidiary in the case of a CFC or a Subsidiary that is held directly or indirectly by a CFC), and other instruments of the type specified in Section 4.1(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Encumbrances on all such personal properties;

(iv)  deliver to the Lender, within 15 days after such formation or acquisition, landlord waivers, estoppel and consent agreements, each in form and substance satisfactory to the Lender, executed by each of the lessors of any of the leased real properties of such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC);

(v)  within 30 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be reasonably necessary or advisable in the reasonable opinion of the Lender to vest in the Lender (or in any representative of the Lender designated by it) valid and subsisting Encumbrances on the properties purported to be subject to the Intellectual Property Security Agreement Supplements and security agreements and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; and

(vi)  within 60 days after such formation or acquisition, deliver to the Lender, upon the request of the Lender in its sole discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for the Loan Parties acceptable to the Lender as to the matters contained in clauses (i), (iii) and (v) above, and as to such other matters as the Lender may reasonably request.

(b)  Upon the acquisition of any property by the Borrower or any Subsidiary, if such property, in the reasonable judgment of the Lender, shall not already be subject to a perfected first priority security interest in favor of the Lender, then the Borrower shall, at the Borrower’s expense:

(i)  within 10 days after such acquisition, furnish to the Lender a description of the property so acquired in detail satisfactory to the Lender,

(ii)  within 15 days after such acquisition, deliver to the Lender landlord waivers, estoppel and consent agreements, each in form and substance satisfactory to the Lender, executed by each of the lessors of any newly acquired leased real properties,

(iii)  within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Lender, Intellectual Property Security Agreement Supplements as requested by the Lender and other security agreements and pledge agreements, as specified by and in form and substance satisfactory to the Lender, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Encumbrances on all such properties,

(iv)  within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be reasonably necessary or advisable in the reasonable opinion of the Lender to vest in the Lender (or in any representative of the Lender designated by it) valid and subsisting Encumbrances on such property, enforceable against all third parties, and

(v)  within 60 days after such acquisition, deliver to the Lender, upon the request of the Lender in its sole discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for the Loan Parties reasonably acceptable to the Lender as to the matters contained in clauses (iii) and (iv) above and as to such other matters as the Lender may reasonably request.

(c)  Upon the request of the Lender following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i)  within 10 days after such request, furnish to the Lender a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Lender,

(ii)  within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Lender, Intellectual Property Security Agreement Supplements and other security agreements and pledge agreements, as specified by and in form and substance satisfactory to the Lender (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.1(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Encumbrances on all such properties,

(iii)  within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the opinion of the Lender to vest in the Lender (or in any representative of the Lender designated by it) valid and subsisting Encumbrances on the properties purported to be subject to the Intellectual Property Security Agreement Supplements and security agreements and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)  within 60 days after such request, deliver to the Lender, upon the request of the Lender in its sole discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for the Loan Parties acceptable to the Lender as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Lender may reasonably request.

(d)  At any time upon request of the Lender, the Borrower shall promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Encumbrances of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Intellectual Property Security Agreement Supplements and other security agreements and pledge agreements.

(e)  Any Subsidiary (other than a CFC or a Subsidiary that is held directly or indirectly by a CFC) that is not a Loan Party on the date hereof shall become a Loan Party within 90 days after the Closing Date, unless it is thereafter merged with a Loan Party in accordance with Section 8.4(a).

6.13  Cash Collateral Accounts.  Within one hundred twenty (120) days after the Closing Date the Borrower will establish and maintain, and cause each of the other Loan Parties to maintain, its depository and disbursement accounts and treasury management relationships with Wells Fargo pursuant to a Secured Cash Management Agreement.

6.14  Release of Real Estate Liens.   Within sixty (60) days after the Closing Date the Borrower shall have obtained and filed, in the appropriate jurisdictions, executed terminations of all liens with respect to any real estate, whether fee or leasehold, under the Existing Credit Agreement.

6.15  Casa Ole of Louisiana, Inc..  Within sixty (60) days after the Closing Date the Borrower shall deliver evidence reasonably satisfactory to the Lender that Casa Ole of Louisiana, Inc., a Subsidiary of the Borrower, is in good standing in its jurisdiction of formation and any foreign jurisdictions in which it conducts business.

SECTION VII

FINANCIAL COVENANTS

The Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation (other than contingent indemnification obligations), remains outstanding or the Lender or the LC Issuer have any obligation to make any Revolving Credit Loan or issue any Letter of Credit hereunder:

7.1  Financial Covenants.

(a)  Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio as of the end of any Fiscal Quarter ending during the periods set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Total Leverage Ratio
Closing Date through the end of the 2nd Fiscal Quarter of Fiscal Year 2009 (provided that the Measurement Period shall be the Closing Date through the end of such Fiscal Quarter)	2.00:1.00
3rd Fiscal Quarter of Fiscal Year 2009 and thereafter	1.50:1.00

(b)  Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower during the periods set forth below to be less than the ratio set forth below opposite such period:

Period	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through the end of the 2nd Fiscal Quarter of Fiscal Year 2009	1.15:1.00
3rd Fiscal Quarter of Fiscal Year 2009 and thereafter	1.20:1.00

(c)  Minimum Consolidated EBITDA.

(i)  The Borrower will not permit the Consolidated EBITDA of the Borrower as of the end of any period set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Consolidated EBITDA
Closing Date through the end of the 2nd Fiscal Quarter of Fiscal Year 2007 (provided that the Measurement Period shall be the Closing Date through the end of such Fiscal Quarter)	$1,200,000
Closing Date through the end of the 3rd Fiscal Quarter of Fiscal Year 2007 (provided that the Measurement Period shall be the Closing Date through the end of such Fiscal Quarter)	$2,400,000
Closing Date through the end of the 4th Fiscal Quarter of Fiscal Year 2007 (provided that the Measurement Period shall be the Closing Date through the end of such Fiscal Quarter)	$3,450,000
Closing Date through the end of the 1st Fiscal Quarter of Fiscal Year 2008 (provided that the Measurement Period shall be the Closing Date through the end of such Fiscal Quarter)	$4,750,000

(ii)  The Borrower will not permit the Consolidated EBITDA of the Borrower as of the end of any 12 Fiscal Month period during the periods set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Consolidated EBITDA
2nd Fiscal Quarter of Fiscal Year 2008 through 4th Fiscal Quarter of Fiscal Year 2008	$5,150,000
1st Fiscal Quarter of Fiscal Year 2009 through 4th Fiscal Quarter of Fiscal Year 2009	$5,800,000
1st Fiscal Quarter of Fiscal Year 2010 through 4th Fiscal Quarter of Fiscal Year 2010	$6,250,000
Thereafter	$6,750,000

SECTION VIII

NEGATIVE COVENANTS

The Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation, remains outstanding or the Lender or the LC Issuer have any obligation to make any Revolving Credit Loan or to issue any Letter of Credit hereunder:

8.1  Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

(a)  Obligations;

(b)  Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 6.4;

(c)  current liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account current liabilities shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower or any of its Subsidiaries (other than Permitted Encumbrances);

(d)  Guarantees permitted under Section 8.2 hereof;

(e)  Indebtedness of any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower;

(f)  Indebtedness existing as of the date of this Agreement and disclosed on Schedule 8.1(f) and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

(g)  Subordinated Debt; and

(h)  Indebtedness (of a type of described in subclauses (a), (e), (f) or (h) of the term Indebtedness) of the Borrower incurred in the ordinary course of business for Capital Expenditures, provided that such Indebtedness does not exceed $100,000 in the aggregate at any time outstanding.

8.2  Contingent Liabilities.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) any Guaranty, and (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

8.3  Encumbrances.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (“Permitted Encumbrances”):

(a)  Encumbrances created under the Security Documents;

(b)  liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 6.4;

(c)  landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent for more than 30 days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrower’s or any of its Subsidiaries’ business in the ordinary course and that do not in the aggregate materially detract from the value of their property or materially impair the use thereof in the operation of their business;

(d)  judgment liens securing judgments that (i) are fully covered by insurance, and (ii) shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 10 days after the expiration of such stay;

(e)  rights of lessors under Capitalized Leases, to the extent such Capitalized Leases are permitted hereunder;

(f)  easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower’s business;

(g)  Encumbrances constituting a renewal, extension or replacement of any Permitted Encumbrance; and

(h)  Encumbrances securing Indebtedness for Capital Expenditures to the extent such Indebtedness is permitted by Section 8.1(h), provided that (i) each Encumbrance is given solely to secure the purchase price of the property which is the subject of such Capital Expenditure, does not extend to any other property and is given at the time of acquisition of the property, and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition.

8.4  Merger; Sale or Lease of Assets; Liquidation.

(a)  The Borrower shall not, and shall not permit any Subsidiary to, merge or consolidate into or with any other Person or entity or liquidate or dissolve, other than a merger of a Subsidiary into another Subsidiary or into the Borrower (or a liquidation of a Subsidiary into another Subsidiary or into the Borrower under Section 332 of the Code) or in connection with a Permitted Acquisition, provided that both immediately before and immediately after any such merger, no Default shall have occurred and be continuing.

(b)  The Borrower shall not, and shall not permit any Subsidiary to, Dispose of any assets or properties, other than

(i)  sales of Qualified Investments, inventory and obsolete or worn out furniture, fixtures and equipment, in each case in the ordinary course of business and consistent with past practices,

(ii)  Dispositions for fair value by the Borrower or its Subsidiaries not otherwise permitted under this Section 8.4(b); provided that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition, (B) the aggregate book value of all property Disposed of in reliance on this clause (ii) shall not exceed $250,000 in the aggregate between the Closing Date and the Maturity Date, and (C) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash.

8.5  Subsidiaries.  The Borrower shall not permit any of its Subsidiaries to issue any additional shares of their capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrower.  Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any consensual Encumbrances or restrictions on the ability of any Subsidiary of the Borrower to pay dividends or make any other distributions on its equity interests held by the Borrower or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower or to make loans or advances or transfer any of its assets to the Borrower or any other Subsidiary of the Borrower.

8.6  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a)  Subsidiaries of the Borrower may declare and pay dividends to the Borrower;

(b)  compensation paid to employees, officers and directors in the ordinary course of business and consistent with prudent business practices; and

(c)  the Borrower may from time to time make repurchases of its common stock in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, provided that at the time any such repurchase is proposed to be made, and after giving effect thereto, (i) no Default shall have occurred and be continuing or shall occur by reason of the making of such repurchase, (ii) the Borrower shall be in compliance with all financial covenants under Section VII, and (iii) the Borrower shall be Solvent and the Lender shall have received a certificate of the Borrower, certified by its chief financial officer, certifying that the Borrower will be Solvent after giving effect to the share repurchase (and providing such evidence thereof as the Lender may require).

8.7  Investments; Purchases of Assets.  Neither the Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

(a)  Investments existing on the date hereof in Subsidiaries as described on Schedule 5.8(e);

(b)  Qualified Investments;

(c)  purchases of inventory in the ordinary course of business;

(d)  normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(e)  Indebtedness permitted by Section 8.1(e);

(f)  advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $250,000 in the aggregate outstanding at any one time, provided that advances to any single employee shall not exceed $50,000 in the aggregate;

(g)  advances to Guarantors for the purposes of (i) Capital Expenditures, or (ii) Permitted Acquisitions; provided that in either case immediately prior to and after giving effect to such advances no Default shall have occurred and be continuing; and

(h)  Permitted Acquisitions; provided that

(A)  immediately prior to and after giving effect to any such acquisition, no Default shall have occurred and be continuing, and the Borrower shall have delivered to the Lender a pro forma compliance certificate demonstrating compliance with Section 7.1 (after giving effect to such acquisition) and certifying that no Default or Event of Default would exist after giving effect to such acquisition;

(B)  the representations and warranties made by the Loan Parties in the Loan Documents shall be true and correct in all material respects at and as if made as of the date of such acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

(C)  the Lender shall have notified the Borrower that the Lender’s due diligence review of such acquisition has been completed and that the results thereof are satisfactory and

(D)  the consummation of such acquisition of the Acquired Person has occurred within 180 days after the notification from the Lender, as provided in the immediately preceding clause (C) above.

8.8  ERISA Compliance.  Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Acquisition which would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA) whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA, (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

8.9  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate and (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices.  Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

8.10  Fiscal Year.  The Borrower and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Lender.

SECTION IX

DEFAULTS

9.1  Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan or any LC Disbursement or deposit any funds as cash collateral in respect of the Maximum Drawing Amount, or (ii) pay within three (3) days after the same becomes due, any interest on any Revolving Credit Loan or on any LC Disbursement, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)  Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.1(a), (b), (c), (d), (h) or (i), Sections 6.2(b), 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.12, 6.13 or Section VII or VIII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in any Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Sections 3 or 4 of the Security Agreement to which it is a party; or

(c)  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.1(a) or 9.1(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e)  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $100,000; or (iii) the Borrower or any Loan Party shall fail to pay when due (after any applicable period of grace) any amount payable under one or more agreements for the use of real or personal property requiring aggregate payments in excess of $100,000 in any twelve month period, or fail to observe or perform any term, covenant or agreement or relating to such agreement(s) for the use of real or personal property, and the result of any such failure is to permit any other party to such agreement(s) to exercise remedies under or terminate such agreement(s) prior to the expiration date thereof; or

(f)  Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)  Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days while such judgment shall not have been discharged during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(j)  Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)  Change of Control.  There occurs any Change of Control; or

(l)  Security Documents.  Any Security Document after delivery thereof pursuant to Section 4.1 or 6.12 shall for any reason (other than pursuant to the terms thereof or solely as a result of action or inaction of the secured party thereunder) cease to create a valid and perfected first priority Encumbrance (subject to Permitted Encumbrances) on the Collateral purported to be covered thereby.

9.2  Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)  declare the Commitment of the Lender to make Revolving Credit Loans and any obligation of the LC Issuer to issue or extend any Letter of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)  require that the Borrower Cash Collateralize the Maximum Drawing Amount; and

(d)  exercise on behalf of itself, the Lender and the LC Issuer all rights and remedies available to it, the Lender and the LC Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in Section 9.1(f), immediately and automatically, the obligation of the Lender to make Revolving Credit Loans and any obligation of the LC Issuer to issue or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Maximum Drawing Amount as aforesaid shall automatically become effective, in each case without further act of the Lender.

9.3  Application of Funds.  After the exercise of remedies provided for in Section 9.2 (or after the Revolving Credit Loans have automatically become immediately due and payable and the Maximum Drawing Amount has automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender ) payable to the Lender in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lender and the LC Issuer (including fees, charges and disbursements of counsel to the Lender and the LC Issuer, including fees and time charges for attorneys who may be employees of the Lender or the LC Issuer) and amounts payable under Sections 2.9, 2.11, 2.12, 2.13 and 2.14, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans, LC Disbursements and other Obligations, ratably among the Lender and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans, LC Disbursements and amounts owing under Eligible Swap Agreements, ratably among the Lender, the LC Issuer and the Swap Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Lender for the account of the LC Issuer, to Cash Collateralize the Maximum Drawing Amount;

Sixth , to payment of that portion of the Obligations constituting unpaid amounts owing under Secured Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.2, amounts used to Cash Collateralize the Maximum Drawing Amount pursuant to clause Fifth above shall be applied to satisfy drawings under the then outstanding Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION X

ASSIGNMENT AND PARTICIPATION

10.1  Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither of the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender and the LC Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lender.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this Section 10.1(b), participations in the Maximum Drawing Amount) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Required Consents.  No consent shall be required for any assignment except:

(A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to the Lender, an Affiliate of the Lender or an Approved Fund; and

(B)  the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(ii)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Lender an Assignment and Assumption.

(iii)  No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(iv)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Lender pursuant to Section 10.1(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 2.14 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 10.2.

Notwithstanding anything to the contrary in this Section 10.1(b), the Lender will also have the right, without consent of the Borrower or the Lender, to assign as security all or part of its rights under the Loan Documents to any Federal Reserve Bank.

(c)  Register.  The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at the Lender’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitment of, and principal amounts of the Revolving Credit Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.2  Participations.  The Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one or more banks or other financial institutions (each a “Participant”) in all or any part of any Revolving Credit Loans owing to the Lender and the Note held by the Lender, and shall have the right to furnish from time to time to prospective Participants copies of the Loan Documents and any information concerning the Borrowers in its possession.  The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such Participant, the Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Revolving Credit Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Revolving Credit Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of the Lender hereunder, or (d) except as otherwise permitted hereunder, the release of any Collateral.  Notwithstanding the foregoing, no participation shall operate to increase the total Commitments hereunder or otherwise alter the substantive terms of this Agreement.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of such Note for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

SECTION XI

GENERAL

11.1  Notices; Effectiveness of Signatures.

(a)  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Lender and the LC Issuer shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth on Schedule 11.1 hereof or (subject to said Schedule) in its Administrative Questionnaire or (i) as to the Borrower and the Lender, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Lender.  The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to such parties hereunder by electronic communications pursuant to procedures approved by such parties, provided that approval of such procedures may be limited to particular notices or communications.

(b)  Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, and the Lender.  The Lender may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

11.2  Expenses.  Whether or not the transactions contemplated herein shall be consummated, the Borrower promises to reimburse the Lender and the LC Issuer for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees and collateral evaluation costs) incurred or expended in connection with the preparation, filing or recording, or interpretation of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations or the satisfaction of any indebtedness of the Borrower hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder.  The Borrower will pay any taxes (including any interest and penalties in respect thereof), other than the Lender’s federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrower hereby agrees to indemnify the Lender and the LC Issuer with respect thereto).

11.3  Indemnification.  The Borrower agrees to indemnify and hold harmless the Lender and the LC Issuer, as well as their respective shareholders, directors, offices, agents, attorneys, subsidiaries and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the Loan Documents or any such other documents are ultimately consummated.  In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Lender.  The Borrower authorizes the Lender and the LC Issuer to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing.  The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

11.4  Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lender and the LC Issuer, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of the Revolving Credit Loans as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or the Lender has any obligation to make any Revolving Credit Loans hereunder or the LC Issuer has any obligation to issue any Letter of Credit.  All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

11.5  Set-Off.  If an Event of Default shall have occurred and be continuing, the Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Lender, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or the LC Issuer, irrespective of whether or not the Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, the LC Issuer or their respective Affiliates may have.  The Lender and the LC Issuer agrees to notify the Borrower and the Lender promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.6  No Waivers.  No failure or delay by the Lender or the LC Issuer in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon.  No course of dealing or omission on the part of the Lender or the LC Issuer in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances, except as otherwise specifically provided in the Loan Documents.  The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

11.7  Amendments, Waivers, etc.  Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and, with respect to Letters of Credit, the LC Issuer, and also, in the case of amendments, by the Borrower.

11.8  Treatment of Certain Information; Confidentiality.  Each of the Lender and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Lender or the LC Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lender and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

11.9  Binding Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, and the LC Issuer, and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder.

11.10  Lost Note, Etc.  Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

11.11  Captions; Counterparts.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.12  Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect to the subject matter hereof.

11.13  Waiver of Jury Trial.  THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE REVOLVING CREDIT LOANS AND THE LOAN DOCUMENTS, AND AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.14  Governing Law.  This Agreement and each of the other Loan Documents are contracts under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State (excluding the laws applicable to conflicts or choice of law).

11.15  Jurisdiction; Consent to Service of Process.  (a) The Borrower hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final, non-appealed judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Borrower, the Lender or the LC Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or their properties in the courts of any jurisdiction.

(b)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.16  USA PATRIOT Act Notice.  The Borrower acknowledges that it is subject to the Patriot Act (as defined below) and the Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act.

11.17  Contribution Among Guarantors.  In the Guaranty, executed on the date hereof, the Guarantors have agreed that, as among themselves in their capacity as guarantors of the Obligations, the ultimate responsibility for repayment of the Obligations, in the event that the Borrower fails to pay its Obligations when due, shall be equitably apportioned, to the extent consistent with the Loan Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the extensions of credit to the Borrower by the Lender under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party thereto).  In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Obligations in excess of its proportionate share as set forth in Section 17 of the Guaranty, such Section 17 of the Guaranty requires each other Guarantor, to the extent consistent with the Loan Documents, to make a contribution payment to such over-paying Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Obligations.  In the event of any default by any Guarantor under Section 17 of the Guaranty, each other Guarantor will bear, to the extent consistent with the Loan Documents, its proportionate share of the defaulting Guarantor’s obligation under such section.  This Section is intended to describe only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to the Lender under the Loan Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).

11.18  Severability.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

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        {B0619138; 10}

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement under seal as of the date first above written.

MEXICAN RESTAURANTS, INC.

By:___________________________
   Name:
   Title:

WELLS FARGO BANK, N.A., individually and as LC Issuer

By:___________________________
Name:
Title:

        [SIGNATURE PAGE TO CREDIT AGREEMENT]

                  Table of Contents

                  Page

SECTION I  DEFINITIONS 1
1.1  Definitions. 1
1.2  Rules of Interpretation. 20
SECTION II  DESCRIPTION OF CREDIT 20
2.1  Revolving Credit Loans. 20
2.2  The Note. 22
2.3  Notice and Manner of Borrowing or Conversion of Revolving Credit Loans. 23
2.4  Interest Rates and Payments of Interest. 23
2.5  Fees. 25
2.6  Repayment of Revolving Credit Loans 25
2.7  Prepayments 25
2.8  Method and Application of Payments. 27
2.9  LIBOR Indemnity 28
2.10  Computation of Interest and Fees 28
2.11  Changed Circumstances; Illegality. 28
2.12  Increased Costs 29
2.13  Capital Requirements 30
2.14  Taxes 30
SECTION III  LETTERS OF CREDIT 32
3.1  Issuance 32
3.2  Reimbursement Obligation of the Borrower 32
3.3  Letter of Credit Payments 32
3.4  Obligations Absolute. 33
3.5  Reliance by the LC Issuer and the Lender 34
SECTION IV  CONDITIONS OF REVOLVING CREDIT LOANS AND LETTERS OF CREDIT 34
4.1  Conditions Precedent to Initial Revolving Credit Loans and Letters of Credit 34
4.2  Conditions Precedent to all Revolving Credit Loans and Letters of Credit after the Closing Date 37
SECTION V  REPRESENTATIONS AND WARRANTIES 38
5.1  Existence, Qualification and Power 38
5.2  Authorization; No Contravention 39
5.3  Governmental Authorization; Other Consents 39
5.4  Binding Effect 39
5.5  Financial Statements; No Material Adverse Effect 39
5.6  Litigation 40
5.7  No Default 40
5.8  Ownership of Property; Encumbrances; Investments 41
5.9  Environmental Compliance. 41
5.10  Insurance 42
5.11  Taxes 42
5.12  ERISA Compliance 42
5.13  Subsidiaries; Equity Interests; Loan Parties 43
5.14  Margin Regulations; Investment Company Act 43
5.15  Disclosure 44
5.16  Compliance with Laws 44
5.17  Intellectual Property; Licenses, Etc 44
5.18  Solvency 44
5.19  Casualty, Etc 44
5.20  Labor Matters 44
5.21  Security Documents 45
5.22  Compliance with OFAC Rules and Regulations 45
5.23  Foreign Assets Control Regulations, Etc 45
SECTION VI  AFFIRMATIVE COVENANTS 45
6.1  Financial Statements 45
6.2  Conduct of Business 47
6.3  Maintenance and Insurance. 47
6.4  Taxes 47
6.5  Inspection Rights 48
6.6  Maintenance of Books and Records 48
6.7  Use of Proceeds. 48
6.8  Further Assurances 48
6.9  Notification Requirements 49
6.10  ERISA Reports. 49
6.11  Environmental Compliance. 49
6.12  Covenant to Guarantee Obligations and Give Security 50
6.13  Cash Collateral Accounts 53
6.14  Release of Real Estate Liens 53
6.15  Casa Ole of Louisiana, Inc. 53
SECTION VII  FINANCIAL COVENANTS 53
7.1  Financial Covenants. 53
SECTION VIII  NEGATIVE COVENANTS 55
8.1  Indebtedness 55
8.2  Contingent Liabilities 56
8.3  Encumbrances 56
8.4  Merger; Sale or Lease of Assets; Liquidation. 57
8.5  Subsidiaries 57
8.6  Restricted Payments 57
8.7  Investments; Purchases of Assets 58
8.8  ERISA Compliance 59
8.9  Transactions with Affiliates 59
8.10  Fiscal Year 59
SECTION IX  DEFAULTS 59
9.1  Events of Default 59
9.2  Remedies upon Event of Default 62
9.3  Application of Funds 62
SECTION X  ASSIGNMENT AND PARTICIPATION 64
10.1  Successors and Assigns 64
10.2  Participations 65
SECTION XI  GENERAL 66
11.1  Notices; Effectiveness of Signatures. 66
11.2  Expenses 67
11.3  Indemnification 67
11.4  Survival of Covenants, Etc 67
11.5  Set-Off 68
11.6  No Waivers 68
11.7  Amendments, Waivers, etc 68
11.8  Treatment of Certain Information; Confidentiality 68
11.9  Binding Effect of Agreement 69
11.10  Lost Note, Etc 69
11.11  Captions; Counterparts 69
11.12  Entire Agreement, Etc 70
11.13  Waiver of Jury Trial 70
11.14  Governing Law 70
11.15  Jurisdiction; Consent to Service of Process 70
11.16  USA PATRIOT Act Notice 71
11.17  Contribution Among Guarantors 71
11.18  Severability 72

EXHIBITS

Form of

A           Revolving Credit Note
B           Notice of Borrowing or Conversion
C           Commitment Increase Supplement
D           Assignment and Assumption
E           Compliance Certificate
F-1           Security Agreement
F-2           Collateral Assignment of Contracts
G-1           Pledge Agreement by Borrower of Subsidiary Equity Interests
G-2           Pledge Agreement by Guarantors of Subsidiary Equity Interests
H           Intellectual Property Security Agreement
I           Form of Guaranty
J           Opinion Matters – Counsel to Loan Parties
K           Revolving Loan Prepayment Request

SCHEDULES

1.1                   Adjustments to EBITDA
5.5                   Material Liabilities and Indebtedness
5.8(b)                   Existing Encumbrances
5.8(c)                   Owned Real Property
5.8(d)(i)                   Leased Real Property (Lessee)
5.8(d)(ii)                      Leased Real Property (Lessor)
5.8(e)                   Existing Investments
5.13                   Subsidiaries and Other Equity Investments; Loan Parties
5.17                   Intellectual Property Matters
8.1(g)                   Existing Indebtedness
11.1                   Lender’s Office, Certain Addresses for Notices

        {B0619138; 10}